Exhibit 99.1

JoS. A. Bank Clothiers Announces 23.6% Increase in March Sales and Revises Earnings Guidance Upward; Comparable Store Sales Rise 10.3%

    HAMPSTEAD, Md.--(BUSINESS WIRE)--April 7, 2004--JoS. A. Bank Clothiers, Inc. (Nasdaq National Market:JOSB) announces that its total sales for the fiscal month ended April 3, 2004 (fiscal March 2004) increased 23.6% to $29.9 million compared with $24.2 million in March 2003. Comparable store sales increased 10.3% when compared with March 2003, while combined catalog and internet sales increased 18.7%.
    "Due to strong sales and gross profit margin increases in February and March 2004, we have increased our earnings guidance for the first quarter of fiscal 2004 to a minimum of $0.34 per diluted share," said David E. Ullman, Executive Vice President, Chief Financial Officer of JoS. A. Bank Clothiers. "This would represent an increase of at least 70% in earnings per share when compared with diluted earnings per share of $0.20 in the first quarter of fiscal 2003, and the gain would represent the Company's eleventh consecutive quarter of double digit percentage increases in earnings per share," continued Mr. Ullman.
    The Company also noted that sales were strongest in spring fashion items, including sportcoats and new sportswear items such as the wrinkle resistant cotton pique shirts and cotton trousers that are part of its Traveler program. Increased demand for the Company's luxurious Signature and Signature Gold suits also continued to drive sales gains.
    Total sales for the two months ended April 3, 2004 increased 35.4% to $53.9 million compared with $39.8 million in the comparable prior year period. Comparable store sales increased 19.8% in the two months ended April 3, 2004 when compared with the comparable prior year period, while combined catalog and internet sales increased 25.3%.
    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 214 stores in 35 states and the District of Columbia, a nationwide catalog, and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq National Market under the symbol "JOSB".

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those forecast due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition such as risks associated with economic, weather, public health and other factors affecting consumer spending, the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the market price of key raw materials such as wool and cotton, availability of lease sites for new stores, the ability to source product from its global supplier base and other competitive factors. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates, and assumes no obligation to update any of the forward-looking statements. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman, EVP/CFO, 410-239-5715
                 or
             RJ Falkner and Company, Inc.
             Investor Relations Counsel
             R. Jerry Falkner, CFA
             800-377-9893
             info@rjfalkner.com
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com